                                  EXHIBIT 21.01

                           CONSOLIDATED PRODUCTS, INC.


                                                                 State of
     Wholly-owned Subsidiaries                         Incorporation or Organization
     -------------------------                         -----------------------------
     Steak n Shake, Inc.                                         Indiana

     SNSTM, Inc.*                                                Delaware

     Steak n Shake, LP**                                         Indiana

     Consolidated Specialty Restaurants, Inc.                    Indiana

     SNS Investment Company                                      Indiana

*    Wholly-owned subsidiary of Steak n Shake, Inc.
** Limited partnership owned 99% Steak n Shake, Inc. and 1% by Consolidated Products, Inc.


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